Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Joint Proxy Statement/Consent Solicitation Statement/Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated May 25, 2021 (which includes an explanatory paragraph related to the ability of Galileo Acquisition Corp. to continue as a going concern), relating to the financial statements of Galileo Acquisition Corp., which is contained in that Joint Proxy Statement/Consent Solicitation Statement/Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 22, 2021